Exhibit 99.4(a)















                                                              June 22, 1995


Bruno's, Inc.
800 Lakeshore Parkway
Birmingham, Alabama 35211

Attention of:  Ronald G. Bruno


                               Bruno's, Inc.
                               -------------
                      Senior Secured Credit Facilities
                      --------------------------------
                             Commitment Letter
                             -----------------

Gentlemen:

          You have advised Chemical Bank ("Chemical") and Chemical Securities Inc. ("CSI") that (a) Crimson Acquisition Corp., an Alabama corporation ("Sub") controlled by Kohlberg Kravis Roberts & Co. ("KKR"), will merge (the "Merger") with and into Bruno's, Inc., an Alabama corporation (the "Borrower"), pursuant to the Agreement and Plan of Merger dated as of April 20, 1995, as amended as of May 18, 1995 (the "Merger Agreement"), between Sub and the Borrower. You have further advised Chemical and CSI that, in connection with the Merger, the Borrower will obtain the senior secured credit facilities (the "Facilities") described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). You have requested that Chemical commit to provide the entire principal amount of the Facilities and that CSI agree to structure, arrange and syndicate the Facilities.

          In connection with the foregoing, Chemical is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. You hereby appoint CSI to act, and CSI hereby agrees to act, as exclusive arranger for the Facilities on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.


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          It is understood and agreed that Chemical will act as the sole and exclusive Administrative Agent, Syndication Agent and Collateral Agent for the Facilities and will, in such capacities, perform the duties customarily associated with such roles. It is further understood and agreed that (a) no additional agents or co-agents will be appointed without your approval and the approval of Chemical and CSI and (b) no Lender (as defined below) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities.

          Chemical reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions reasonably acceptable to Chemical and you that will become parties to such definitive documentation pursuant to a syndication to be managed by CSI (the financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You agree to provide all necessary cooperation to Chemical and CSI in achieving a timely syndication that is reasonably satisfactory to CSI, Chemical and you. This will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) among your senior officers, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using reasonable efforts to have CSI's syndication efforts benefit from your existing lending relationships.

          It is understood and agreed that CSI will, after consultation with you, manage all aspects of the syndication, including selection of Lenders, determination of when CSI will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of the participation fees among the Lenders will be at CSI's reasonable discretion, after consultation with you. To assist CSI in its syndication efforts, you agree, upon CSI's reasonable request, (a) promptly to provide all financial and other information in your possession with respect to the Borrower, the Merger and the other transactions contemplated hereby, including but not limited to information prepared by you relating to the Borrower, the Merger or the other transactions contemplated hereby, and (b) to assist, and to cause your affiliates and advisors to assist, CSI upon its reasonable request in the preparation of a Confidential Information


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                                                                          3


Memorandum to be used in connection with the syndication. If necessary in CSI's reasonable judgment to ensure a successful syndication, CSI and Chemical may, with your consent (which shall not be unreasonably withheld),
(a) decrease the Tranche D Facility by up to $25,000,000 and simultaneously increase the Tranche C Facility by an equivalent amount and (b) shorten by not more than six months the final maturity of the Tranche D Facility. In addition, if CSI, Chemical and you so agree, the principal amount of any of the Facilities may be changed.

          As consideration for Chemical's commitment hereunder and CSI's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay to Chemical the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

          You hereby represent and covenant that, to the best of your knowledge, all information and data provided by you that are contained in the Confidential Information Memorandum (the "Confidential Information Memorandum") relating to the Facilities with respect to the Borrower, the Merger and the other transactions contemplated hereby (the "Information"), when taken as a whole, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made, it being understood that you have not prepared any financial projections for inclusion in the Confidential Information Memorandum. You agree to supplement the Information from time to time until the closing of the Facilities so that the representations in the preceding sentence remain correct. In arranging the Facilities, including the syndication of the Facilities, Chemical and CSI will be using and relying primarily on the Information without independent verification thereof.

          Chemical's commitment hereunder is subject to (a) there not having occurred and being continuing any material disruption of or material adverse change in financial, banking or capital markets since the date hereof that has had or has a material adverse effect on the syndication of the Facilities, (b) Chemical's satisfaction that, prior to and during the syndication of the Facilities,


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                                                                          4


there shall be no competing commercial bank facilities of the Borrower or any of its subsidiaries being offered, placed or arranged, (c) all financial projections contained in the Confidential Information Memorandum having been prepared by Sub in good faith based upon assumptions believed by Sub to be reasonable and (d) the other conditions set forth herein and in the Term Sheet.

          In addition, Chemical's commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chemical. Such documentation shall contain such indemnities, conditions precedent and other terms and conditions as shall be reasonably satisfactory to Chemical and you and not inconsistent with this Commitment Letter or the Term Sheet.

          By executing this Commitment Letter, you agree to reimburse CSI and Chemical on the Closing Date for all reasonable out-of-pocket expenses (including but not limited to Chemical's syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or Chemical's commitment hereunder; provided, however,
                                                      --------  -------
that the provisions contained in this paragraph shall be superseded by the provisions contained in the definitive documentation for the Facilities upon the execution of such definitive documentation.

          You agree that you will not disclose this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or the activities of Chemical or CSI pursuant hereto or thereto to any person without the prior approval of Chemical (which shall not be unreasonably withheld), except that you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (a) to KKR and to your and KKR's respective officers, directors, accountants, employees, attorneys and advisors on a confidential basis and (b) as required by applicable law or compulsory legal process, in each case based on the reasonable advice of your legal counsel. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the


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                                                                          5


termination of this Commitment Letter or Chemical's commitment hereunder.

          This Commitment Letter and Chemical's commitment hereunder shall not be assignable by you without the prior written consent of Chemical, and any attempted assignment shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chemical, CSI and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Chemical the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 8:00 p.m., New York City time, on June 22, 1995. Chemical's commitment hereunder will expire at such time in the event that Chemical has not received such executed duplicate originals in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before the Commitment Termination Date (as defined below), then this Commitment Letter and Chemical's commitment hereunder shall automatically terminate unless Chemical and CSI shall, in their discretion, agree to an extension. For purposes of the foregoing, the "Commitment Termination Date" shall be September 1, 1995; provided, however, that if
                                              --------  -------
the Board of Directors of the Borrower approves on or prior to September 1, 1995, in a manner reasonably satisfactory to Chemical, the provisions of subparagraph (ii) of the sixth paragraph of the Fee Letter, then the Commitment Termination Date shall automatically be extended to October 31, 1995.


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                                                                          6


          Chemical and CSI are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.


                                            Very truly yours,

                                            CHEMICAL BANK,

                                              by

                                                ------------------------
                                                Name:
                                                Title:


                                            CHEMICAL SECURITIES INC.,

                                              by

                                                ------------------------
                                                Name:
                                                Title:


Accepted and agreed to as of
the date first above written:

BRUNO'S, INC.,

  by

     --------------------------
     Name:
     Title: